Exhibit 99.1

NEWS RELEASE

Owens Corning Announces 35% Dividend Increase

TOLEDO, Ohio –– December 2, 2021 –– Owens Corning (NYSE: OC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.35 per common share, a 35% increase compared with the prior quarterly dividend. The dividend will be payable on January 21, 2022, to shareholders of record as of January 7, 2022.

“Owens Corning has delivered outstanding results and continued strong cash flow generation,” said Chair and Chief Executive Officer Brian Chambers. “The dividend increase demonstrates our confidence in the earnings power of the company, as well as our commitment to returning cash to shareholders over time.”

Future dividend declarations will be made at the discretion of the Board of Directors and will be based on the company’s earnings, financial condition, cash requirements, future prospects and other factors.

About Owens Corning At Owens Corning, our people and products make the world a better place. We are a global building and construction materials leader helping customers win in the market by providing innovative and sustainable solutions, which leverage our functional design and material science expertise and strong market positions. We are global in scope, with 19,000 employees in 33 countries united in our mission to build a sustainable future through material innovation. And we are human in scale, dedicated to generating value for our customers and shareholders, and making a difference in the communities where our people work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2020 sales of $7.1 billion. For more information, visit www.owenscorning.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: the severity and duration of the current COVID-19 pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; levels of residential, commercial and industrial construction activity; levels of global industrial production; availability and cost of energy, transportation, raw materials or other inputs; issues related to acquisitions, divestitures, joint ventures or expansions; competitive and pricing factors; demand for our products; relationships with key customers; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the U.S. or elsewhere; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; climate change, weather conditions and storm activity; uninsured losses, including those from natural disasters, pandemics, catastrophe, theft or sabotage; legal and regulatory proceedings, including litigation and environmental actions; changes to tariff, trade or investment policies or laws; research and development activities and intellectual property protection; issues involving implementation and protection of Information technology systems; achievement of expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees, labor disputes or shortages; defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of December 2, 2021, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Contacts

Media Relations:	Investor Relations:
Todd Romain	Amber Wohlfarth
419.248.7826	419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News